As filed with the Securities and Exchange Commission on May 14, 2014
 Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIRST NIAGARA FINANCIAL GROUP, INC
(Exact name of registrant as specified in its charter)

Delaware	42-1556195
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

726 Exchange Street, Suite 618, Buffalo, NY	14210
(Address of Principal Executive Offices)	(Zip Code)
First Niagara Financial Group, Inc. 2012 Equity Incentive Plan
(Full title of the plan)
Mr. Gary M. Crosby
President and Chief Executive Officer
First Niagara Financial Group, Inc.
726 Exchange Street, Suite 618
Buffalo, NY 14210
(716) 819-5500

Copies to:
Kristy Berner
Senior Vice President, General Counsel and Secretary
First Niagara Financial Group, Inc.
726 Exchange Street, Suite 700
Buffalo, NY 14210
(716) 819-5862
(Name, Address and Telephone Number, including area code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01 per share	9,803,731	$8.81	$86,370,870.11	$11,124.57

(1) This registration statement relates to (i) an additional 8,500,000 shares of common stock, par value $.01 per share, of First Niagara Financial Group, Inc. (“Common Stock”), and (ii) 1,303,731 shares of Common Stock remaining available under the First Niagara Financial Group, Inc. Amended and Restated 2002 Long-Term Incentive Stock Benefit Plan that may be offered and sold from time to time pursuant to the First Niagara Financial Group, Inc. 2012 Equity Incentive Plan, as amended (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, the number of shares of Common Stock being registered shall be adjusted to include any additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends, recapitalizations or similar transactions in accordance with the anti-dilution provisions of the Plan.

(2) In accordance with Rules 457(h)(1) and 457(c), calculated on the basis of the high and low prices of the Common Stock on the Nasdaq Global Select Market on May 13, 2014.
EXPLANATORY NOTE
At the 2014 annual meeting of stockholders of First Niagara Financial Group, Inc. (the “Company”), the Company’s stockholders approved an amendment to the First Niagara Financial Group, Inc. 2012 Equity Incentive Plan (the “Plan”), to increase the number of shares of the Company’s common stock, par value $0.01 (the “Shares”), which may be granted under the Plan by 8,500,000 Shares plus 1,303,731 Shares which remained available under the First Niagara Financial Group, Inc. Amended and Restated 2002 Long-Term Incentive Stock Benefit Plan (the “Prior Plan”). The Company is filing this registration statement on Form S-8 to register these additional 9,803,731 Shares available for issuance under the Plan.
Pursuant to General Instruction E to Form S-8, the contents of the registration statement on Form S-8 (Commission File No. 333-181037) originally filed with respect to the Plan with the Securities and Exchange Commission on April 30, 2012, are incorporated herein by reference and made a part hereof, except that Item 8 contained in Part II of such earlier registration statement is modified as set forth in this registration statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

See the Exhibit Index below, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York on this 14th day of May, 2014.

FIRST NIAGARA FINANCIAL GROUP, INC.

By:	/s/ GARY M. CROSBY
Gary M. Crosby
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ GARY M. CROSBY	President and Chief Executive Officer	May 14, 2014
Gary M. Crosby

/s/ GREGORY W. NORWOOD	Senior Executive Vice President and Chief Financial Officer	May 14, 2014
Gregory W. Norwood

/s/ JAMES K. CIROLI	Senior Vice President, Corporate Controller and Principal Accounting Officer	May 14, 2014
James K. Ciroli

*	Director	May 14, 2014
Thomas E. Baker

*	Director	May 14, 2014
James R. Boldt

*	Director	May 14, 2014
G. Thomas Bowers

*	Director	May 14, 2014
Roxanne J. Coady

*	Director	May 14, 2014
Carl A. Florio

*	Director	May 14, 2014
Carlton L. Highsmith

*	Director	May 14, 2014
George M. Philip

*	Director	May 14, 2014
Peter B. Robinson

*	Chairman of the Board of Directors	May 14, 2014
Nathaniel D. Woodson

By: /s/ GREGORY W. NORWOOD
Gregory W. Norwood, as Attorney-in-Fact

EXHIBIT INDEX

4.1*	Restated Certificate of Incorporation of First Niagara Financial Group, Inc. filed as Exhibit 3.1 to our Current Report on 8-K dated April 27, 2011.

4.2*
Certificate of Designations of Fixed-to-Floating Rate Perpetual Noncumulative Preferred Stock, Series B of First Niagara Financial Group, Inc. filed as Exhibit 3.1 to our Current Report on Form 8-K dated December 13, 2011.

4.3*	Amended and Restated Bylaws of First Niagara Financial Group, Inc. filed as Exhibit 3.1 to our Current Report on Form 8-K dated September 23, 2010.

4.4*	Form of Common Stock Certificate filed as Exhibit 4.2 to our Registration Statement on Form S-1, on September 18, 2002, as amended on November 14, 2002 (Commission File No. 333-99737).

5	Opinion of Kristy Berner, Senior Vice President, General Counsel and Secretary of First Niagara Financial Group, Inc.

23.1	Consent of KPMG LLP.

23.2	Consent of Kristy Berner, Senior Vice President, General Counsel and Secretary of First Niagara Financial Group, Inc. (included in Exhibit 5 filed herewith).

24*	Power of Attorney filed as Exhibit 24 to our Registration Statement on Form S-8 on April 30, 2012 (Commission File No. 333-181037).

* Previously filed and incorporated herein by reference.